Exhibit 99.1

Media Contact	Investor Relations
Tucker McNeil	Jason Thompson
tel: +1 804.444.6397	tel: +1 804.444.2556
mediainquiries@mwv.com

MWV Reports Second Quarter Sales and Earnings Growth

Second Quarter 2014 Highlights:

•	Earnings from continuing operations of $0.43 per share, $0.53 ex-items vs. $0.28 on the same basis

•	Sales of $1.47 billion were up 6% from gains across targeted packaging and specialty chemicals markets

•	EBITDA ex-items increased to $257 million, up 26% driven by margin expansion in the Food & Beverage and Home, Health & Beauty segments

•	EBITDA margin expansion driven by broad volume, price/mix and productivity improvement, as well as cost savings benefits; company remains on track to deliver $75 million of savings in 2014 ($100 million run-rate savings)

•	Continued operational progress in Brazil despite soft economic conditions

•	Completed accelerated stock repurchase using forestland transaction proceeds; company has returned more than $600 million to shareholders through repurchases and a special dividend

RICHMOND, Va., July 30, 2014—MeadWestvaco Corporation (NYSE: MWV), a global leader in packaging and packaging solutions, reported improved results and EBITDA margin expansion in the second quarter of 2014 (see table below). The company generated particularly strong performance improvement in the Food & Beverage and Home, Health & Beauty segments, as well as record sales and earnings in the Specialty Chemicals segment. As a result, total company EBITDA ex-items increased 26% to $257 million, or 17.5% of sales. Refer to the “Use of Non-GAAP Measures” section of this release for further information.

	EBITDA ($MM)	r vs. prior year	EBITDA Margin	r vs. prior year
Food & Beverage	$147	+37%	17.4%	+410 bps
Home, Health & Beauty	$33	+43%	16.3%	+410 bps
Industrial	$28	-7%	19.6%	-210 bps
Specialty Chemicals	$77	+12%	27.0%	+50 bps

“The profitable growth we generated this quarter is the result of continued strong execution of our strategy,” said John A. Luke, Jr., chairman and chief executive officer, MWV. “We are generating above-market growth and improving our bottom-line financial performance, even against the backdrop of a challenging global economy. Across the global packaging and specialty chemicals markets we have targeted, we are driving higher pricing, share gains and product mix improvement – and delivering returns from our major investments and cost reduction initiatives as well.”

“The commercial successes and enhanced operating productivity we generated across the company in the second quarter confirm we are on track to deliver earnings and cash flow growth this year. Our progress to date sets the stage for continued improvement, and we expect to build on this momentum throughout the second half of 2014 and achieve our goal of market-leading margins in 2015.”

Quarterly Comparison

Sales from continuing operations in the second quarter of 2014 were $1.47 billion compared to $1.39 billion in the second quarter of 2013. Income from continuing operations attributable to the company in the second quarter of 2014 was $73 million or $0.43 per share, compared to $52 million or $0.28 per share in the second quarter of 2013. Income from continuing operations attributable to the company excluding special items was $91 million or $0.53 per share in the second quarter of 2014, compared to $51 million or $0.28 per share in the second quarter of 2013.

Second Quarter Segment Results

Following is a summary of second quarter 2014 results by business segment. All comparisons of the results for the second quarter of 2014 are with the second quarter of 2013 on a continuing operations basis.

Food & Beverage

In the Food & Beverage segment, sales grew 5.5% to $846 million in the second quarter of 2014 compared to $802 million in the second quarter of 2013. EBITDA increased 37% to $147 million in the second quarter of 2014 compared to $107 million in the second quarter of 2013.

•	Price and product mix improvement of 4% from gains across all targeted paperboard end markets

•	16% growth in global food, driven by gains in food service and liquid packaging

•	5% revenue increase in global beverage (ex-portfolio), outperforming market trends from share gains with new Asian beer customers; strong relative performance in North America, including doubling position in the growing craft beer category

•	Solid operational execution, including $9 million productivity benefit from Covington biomass boiler

•	Good backlogs in bleached paperboard (6 weeks) and CNK® (3-4 weeks)

Home, Health & Beauty

In the Home, Health & Beauty segment, sales grew 7.4% to $202 million in the second quarter of 2014 compared to $188 million in the second quarter of 2013. EBITDA increased 43% to $33 million in the second quarter of 2014 compared to $23 million in the second quarter of 2013.

•	Overall strong dispensing revenue growth of 12%

•	17% growth in Home & Garden, driven by gains across categories and customers and a strong garden season

•	7% growth in Beauty & Personal Care, led by strong commercial activity, particularly in fragrance and across end markets in Europe

•	Continued profitable growth in healthcare dispensing; expansions of production facilities completed on budget

•	Positive productivity from higher volumes, improved plant loadings and cost savings

•	Substantial profit improvement in healthcare adherence business

•	Completed sale of European beauty and personal care folding carton business

Industrial

In the Industrial segment, sales grew 3.6% to $143 million in the second quarter of 2014 compared to $138 million in the second quarter of 2013. EBITDA decreased 7% to $28 million in the second quarter of 2014 compared to $30 million in the second quarter of 2013.

•	Higher paperboard sales more than offsetting weaker corrugated volumes related to the economic slowdown in Brazil

•	Price and product mix improvement of 8% from commercial strategy to offset inflation and recover margins

•	Approximately $1 million operational impact from flooding in the Tres Barras region and $2 million of one-time benefits in 2013

•	Unfavorable foreign currency exchange impacts of $2 million

•	12% revenue growth in Indian industrial packaging business; modest losses from under-absorption

Specialty Chemicals

In the Specialty Chemicals segment, sales grew 9.6% to $285 million in the second quarter of 2014 compared to $260 million in the second quarter of 2013. EBITDA increased 12% to $77 million in the second quarter of 2014 compared to $69 million in the second quarter of 2013.

•	Record sales and earnings

•	Revenue growth and price and product mix improvement from gains in high value strategic markets – oilfield, asphalt and carbon technologies

•	Positive productivity from improved plant utilization rates

Community Development and Land Management

Sales for the Community Development and Land Management segment were $3 million in both the second quarters of 2014 and 2013, and a loss of $3 million was reported in both the second quarters of 2014 and 2013.

Other Items

The company completed its previously announced accelerated stock repurchase program. Approximately 7.9 million shares were retired throughout the duration of the program using a portion of the proceeds from forestland sales.

In the second quarter of 2014, total pre-tax input costs of energy, raw materials and freight increased by $22 million compared to the second quarter of 2013 on a continuing operations basis.

In the second quarter of 2014, the pre-tax impact on earnings from foreign currency exchange was $1 million favorable compared to the second quarter of 2013 on a continuing operations basis.

Cash flow provided by operating activities from continuing operations was $151 million in the second quarter of 2014 compared to $167 million in the second quarter of 2013, reflecting higher working capital levels compared to 2013, including increased customer receivables following higher shipments and increased inventories from overall solid production levels in response to customer demand.

Capital spending declined to $74 million in the second quarter of 2014 compared to $114 million in the second quarter of 2013, reflecting lower overall investment primarily related to the Covington biomass boiler, which was completed in the fourth quarter of 2013.

The effective tax rate attributable to continuing operations was approximately 31% in the second quarter of 2014. The mix and level of earnings between domestic and foreign operations contributed to the difference between the effective tax rate and statutory rates.

During the second quarter of 2014, MWV paid a regular quarterly dividend of $0.25 per share. On June 24, 2014, MWV declared a regular quarterly dividend of $0.25 per common share. The payment of the dividend will be made on September 2, 2014, to shareholders of record at the close of business on August 1, 2014.

Third Quarter 2014 Outlook

For the third quarter of 2014, earnings excluding special items are expected to be above year-ago levels on a continuing operations basis. The company expects ongoing benefits from its commercial and operational excellence strategies, as well as continued contributions from its growth and productivity investments and cost savings initiatives.

The principal benefits that are expected to drive the company’s improvement in the third quarter are:

•	Increases in packaging volumes, especially bleached paperboard and plastic dispensing solutions across major end-markets

•	Ongoing value-based pricing initiatives across all packaging businesses

•	Productivity improvements and continued positive operating leverage from increased mill and plant utilization rates

•	Continuing cost reduction efforts, including growing benefits from the company’s margin improvement program

These principal benefits will be partially offset by:

•	Continued soft economic conditions in Brazil

•	Continued demand challenges in frozen food markets

•	Higher costs for freight and wood fiber

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. EDT by dialing 1 (800) 230-1092 (toll-free domestic) or 1 (612) 234-9959 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, go to the Investors page and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available for one month via the telephone starting at 12:00 p.m. EDT on July 30, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 330426.

About MWV

MeadWestvaco Corporation (NYSE:MWV) is a global packaging company providing innovative solutions to the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, tobacco, and agricultural industries. The company also produces specialty chemicals for the automotive, energy and infrastructure industries, and maximizes the value of its development land holdings. MWV’s network of 125 facilities and 16,000 employees spans North America, South America, Europe and Asia. The company has been recognized for financial performance and environmental stewardship with a place on the Dow Jones Sustainability World Index every year since 2004. Learn more at www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions; competitive pricing for the company’s products; impact from unpredictable costs of energy and raw materials, including wood fiber and other input costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to maximize the value of its development land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013[1]	2014	2013[1]
Net sales	$1,467	$1,390	$2,789	$2,701

Cost of sales	1,149	1,153	2,224	2,268
Selling, general and administrative expenses	160	159	321	327
Interest expense	53	39	106	78
Other income, net	(1)	(7)	(14)	(11)

Income from continuing operations before income taxes	106	46	152	39
Income tax provision (benefit)	33	(3)	48	(9)

Income from continuing operations	73	49	104	48

Income from discontinued operations, net of income taxes	—	19	—	32

Net income	73	68	104	80
Less: Loss attributable to non-controlling interests, net of taxes	—	(3)	—	(2)

Net income attributable to the company	$73	$71	$104	$82

Income from continuing operations attributable to the company	$73	$52	$104	$50

Net income per diluted share attributable to the company:
Income from continuing operations	$0.43	$0.28	$0.60	$0.28
Income from discontinued operations	—	0.11	—	0.18

Net income attributable to the company	$0.43	$0.39	$0.60	$0.46

Shares used to compute net income per diluted share	171.1	180.3	172.3	179.8

[1]	Certain amounts in 2013 have been recast to conform to the presentation of discontinued operations of the forestry and certain mineral-related businesses that were sold on December 6, 2013.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	June 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$339	$1,057
Accounts receivable, net	793	625
Inventories	727	686
Other current assets	113	108

Current assets	1,972	2,476

Property, plant, equipment and forestlands, net	3,639	3,647
Prepaid pension asset	1,533	1,475
Goodwill	715	716
Restricted assets held by special purpose entities	1,258	1,258
Other assets	701	713

	$9,818	$10,285

Liabilities and Equity
Accounts payable	$599	$563
Accrued expenses	431	534
Notes payable and current maturities of long-term debt	88	79

Current liabilities	1,118	1,176

Long-term debt	1,787	1,816
Non-recourse liabilities held by special purpose entities	1,112	1,112
Deferred income taxes	1,357	1,348
Other long-term obligations	754	734

Shareholders’ equity	3,533	3,944
Non-controlling interests	157	155

Total equity	3,690	4,099

	$9,818	$10,285

MeadWestvaco Corporation and consolidated subsidiary companies

Condensed Consolidated Statements of Cash Flow

In millions (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013[1]	2014	2013[1]
Cash flow from operating activities:
Net income	$73	$68	$104	$80
Discontinued operations	—	(19)	—	(32)
Depreciation and amortization	93	96	186	193
Deferred income taxes	9	4	16	(8)
Pension income	(31)	(24)	(61)	(44)
Changes in working capital	(3)	29	(216)	(153)
Payment of alternative minimum taxes – forestlands sale[2]	—	—	(98)	—
Other operating activities from continuing operations	10	13	13	21

Net cash provided by (used in) continuing operations	151	167	(56)	57
Discontinued operations	—	32	(1)	55

Net cash provided by (used in) operating activities	151	199	(57)	112

Cash flow from investing activities:
Capital expenditures	(74)	(114)	(140)	(229)
Other investing activities from continuing operations	11	—	17	2
Discontinued operations	—	(2)	—	(1)

Net cash used in investing activities	(63)	(116)	(123)	(228)

Cash flow from financing activities:
Payments on notes payable and debt, net	(69)	(10)	(36)	(16)
Dividends paid - regular	(42)	(44)	(85)	(88)
Dividends paid - special	—	—	(175)	—
Stock repurchases	—	—	(305)	—
Other financing activities from continuing operations	26	(3)	56	4

Net cash used in financing activities	(85)	(57)	(545)	(100)

Effect of exchange rate changes on cash	4	(12)	7	(16)

Increase (decrease) in cash and cash equivalents	7	14	(718)	(232)

Cash and cash equivalents:
At beginning of period	332	417	1,057	663

At end of period	$339	$431	$339	$431

[1]	Cash flow from discontinued operations reflects the forestry and certain mineral-related businesses that were sold on December 6, 2013.
[2]	Represents alternative minimum taxes paid pursuant to the sale of approximately 500,000 acres of forestlands in the fourth quarter of 2013. This cash outflow is expected to be largely recovered by the end of 2016 through lower federal tax payments.

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information

In millions (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Sales
Food & Beverage	$846	$802	$1,609	$1,563
Home, Health & Beauty	202	188	407	376
Industrial	143	138	271	270
Specialty Chemicals	285	260	517	486
Community Development and Land Management	3	3	5	8

Total	1,479	1,391	2,809	2,703
Inter-segment eliminations	(12)	(1)	(20)	(2)

Consolidated total	$1,467	$1,390	$2,789	$2,701

Segment profit
Food & Beverage	$93	$52	$148	$92
Home, Health & Beauty	17	8	29	11
Industrial	17	20	33	31
Specialty Chemicals	69	61	120	110
Community Development and Land Management	(3)	(3)	(6)	(7)

Subtotal	193	138	324	237
Non-controlling interests	—	(3)	—	(2)
Corporate and Other [1]	(87)	(89)	(172)	(196)

Consolidated total [2]	$106	$46	$152	$39

[1]	Corporate and Other includes expenses associated with corporate support staff services, as well as income and expense items not directly associated with ongoing segment operations, such as restructuring charges, pension income and settlement charges, interest expense and income, non-controlling interest income and losses, certain legal settlements, gains and losses on certain asset sales and other items.
[2]	Represents income from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

Use of Non-GAAP Measures

The company has presented certain financial measures, defined below, which have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have provided a reconciliation to the most directly comparable financial measures calculated in accordance with GAAP. The company believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures exclude items that management believes are not indicative of the ongoing operating results of the company.

Results from continuing operations, adjusted to exclude the charges and benefits shown below, is not meant to be considered in isolation or as a substitute for pre- and after-tax income and earnings per share from continuing operations determined in accordance with GAAP. Set forth below is a reconciliation of pre- and after-tax income and earnings per share from continuing operations as calculated in accordance with GAAP to the respective financial measures on an adjusted basis.

In addition, set forth below is a reconciliation of the operational measures of both consolidated and segment-level EBITDA and EBTIDA margins ex-items to the most directly comparable GAAP measures, net sales, net income and segment profit.

Pre-tax Income, Net Income and Earnings Per Share – Ex-items

In millions, except per share amounts (unaudited) Three months ended June 30	2014 Pre-tax Income	2014 Net Income	2014 Earnings Per Share	2013 Pre-tax Income	2013 Net Income	2013 Earnings Per Share
Income and earnings per share from continuing operations, as reported	$106	$73	$0.43	$46	$52	$0.28

Add:
Restructuring and other charges	19	18	0.10	5	3	0.02
Pension settlement charge	—	—	—	17	11	0.06

Deduct:
Discrete income tax benefits	—	—	—	—	(15)	(0.08)

Income and earnings per share from continuing operations, as adjusted	$125	$91	$0.53	$68	$51	$0.28

In millions, except per share amounts (unaudited) Six months ended June 30	2014 Pre-tax Income	2014 Net Income	2014 Earnings Per Share	2013 Pre-tax Income	2013 Net Income	2013 Earnings Per Share
Income and earnings per share from continuing operations, as reported	$152	$104	$0.60	$39	$50	$0.28

Add:
Restructuring and other charges	58	42	0.25	32	21	0.12
Pension settlement charge	—	—	—	17	11	0.06

Deduct:
Insurance settlement	(27)	(17)	(0.10)	—	—	—
Discrete income tax benefits	—	—	—	—	(15)	(0.09)

Income and earnings per share from continuing operations, as adjusted	$183	$129	$0.75	$88	$67	$0.37

Consolidated EBITDA ex-items and EBITDA Margins ex-items

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013

Net income	$73	$68	$104	$80

Add:
Restructuring and other charges	19	5	58	32
Pension settlement charge	—	17	—	17
Depreciation and amortization	93	96	186	193
Interest expense	53	39	106	78
Income tax provision	33	—	48	—
Non-controlling interests	—	3	—	2

Deduct:
Insurance settlements	—	—	(27)	—
Interest income	(14)	(2)	(27)	(4)
Income tax benefit	—	(3)	—	(9)
Income from discontinued operations	—	(19)	—	(32)

EBITDA, as adjusted	$257	$204	$448	$357

Net sales	$1,467	$1,390	$2,789	$2,701
EBITDA margin	17.5%	14.7%	16.1%	13.2%

Segment EBITDA and EBITDA Margins

(In millions)	Sales	Segment profit	Depreciation and amortization	EBITDA	EBITDA Margins
Three Months Ended June 30, 2014

Food & Beverage	$846	$93	$54	$147	17.4%
Home, Health & Beauty	202	17	16	33	16.3%
Industrial	143	17	11	28	19.6%
Specialty Chemicals	285	69	8	77	27.0%
Community Development and Land Management	3	(3)	1	(2)	NM

Three Months Ended June 30, 2013

Food & Beverage	$802	$52	$55	$107	13.3%
Home, Health & Beauty	188	8	15	23	12.2%
Industrial	138	20	10	30	21.7%
Specialty Chemicals	260	61	8	69	26.5%
Community Development and Land Management	3	(3)	1	(2)	NM

(In millions)	Sales	Segment profit	Depreciation and amortization	EBITDA	EBITDA Margins
Six Months Ended June 30, 2014

Food & Beverage	$1,609	$148	$108	$256	15.9%
Home, Health & Beauty	407	29	33	62	15.2%
Industrial	271	33	21	54	19.9%
Specialty Chemicals	517	120	16	136	26.3%
Community Development and Land Management	5	(6)	1	(5)	NM

Six Months Ended June 30, 2013

Food & Beverage	$1,563	$92	$110	$202	12.9%
Home, Health & Beauty	376	11	32	43	11.4%
Industrial	270	31	20	51	18.9%
Specialty Chemicals	486	110	17	127	26.1%
Community Development and Land Management	8	(7)	1	(6)	NM

MeadWestvaco Corporation and consolidated subsidiary companies

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